EXHIBIT 14.1


                               ETHICAL GUIDELINES

                        ADOPTED BY THE BOARD OF DIRECTORS
                                       OF
                            A-FEM MEDICAL CORPORATION
                                 ON MAY 31, 2005


INTRODUCTION

         These Ethical Guidelines will serve as A-Fem Medical Corporation's ("A-Fem") Code of Ethics ("Guidelines") and as such they cover a wide spectrum of business practices and procedures. They do not cover every issue that may arise, but they set out some basic principles to guide all employees and directors of A-Fem. We expect all of our employees and directors to comply with them and to seek to avoid even the appearance of improper behavior. These Guidelines should also be provided to and followed by A-Fem's agents and representatives, including consultants. Although the Guidelines refer to our employees and sometimes, our officer (each of whom is an employee) and directors, all Guidelines apply to our directors even when we do not specifically refer to them.

         If a law conflicts with a policy in these Guidelines, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate these Guidelines may be subject to disciplinary action, which may include termination of employment, depending on the nature of the violation. If you are in a situation, which you believe may violate or lead to a violation of these Guidelines, follow the recommendations described in
Section 14 below.

1.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which A-Fem's ethical standards and our reputation are built. All employees must respect and obey the laws of the cities, states and nations in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

         If requested, A-Fem will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

2.  CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of A-Fem. A conflict may arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her A-Fem work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position with A-Fem.

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         Because it is usually a conflict of interest for an A-Fem employee to perform services simultaneously for a customer or supplier, prior board of directors' approval is required. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of A-Fem policy, except under specific guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or A-Fem's legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 below.

3.  INSIDER TRADING

            Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about A-Fem should be considered confidential information. To use non-public information for personal benefit (financial or otherwise) or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, A-Fem has adopted a specific policy governing employees' trading in securities of A-Fem. This policy has been distributed to our employees and directors and is also available upon request to every employee and director. If you have any questions, please consult Kenneth Williams, Esquire, A-Fem's general counsel at 503-224-5560.

4.  CORPORATE OPPORTUNITIES

         Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information, or position, without the written consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position, for improper personal gain, and no employee may compete with A-Fem directly or indirectly. Employees, officers and directors owe a duty to A-Fem to advance its legitimate interests when the opportunity to do so arises.

5.  COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. Stealing or misappropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by current or former employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, A-Fem's customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by an A-Fem employee, officer or director (or family member) unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bride or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate. Please use common sense.


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6.  DISCRIMINATION AND HARASSMENT

         The diversity of A-Fem's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Examples may include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.  HEALTH AND SAFETY

         A-Fem strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated.

8.  RECORD-KEEPING

         A-Fem requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Some employees are authorized to use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or A-Fem's chief financial officer or controller.

         All of A-Fem's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect A-Fem's transactions and must conform both to applicable legal requirements and to A-Fem's system of internal controls.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Recently, reports have surfaced of embarrassing comments made in e-mails that have caused harm to companies. Please exercise common sense in writing e-mails. Records should always be retained or destroyed according to A-Fem's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult A-Fem's legal counsel.

9.  CONFIDENTIALITY

         Employees must maintain the confidentiality of confidential information entrusted to them by A-Fem or its customers except when disclosure is authorized by A-Fem's legal counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to A-Fem or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee is bound by a confidentiality agreement contained in our employee handbook when he or she began his or her employment with A-Fem.


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10.  PROTECTION AND PROPER USE OF A-FEM ASSETS

         All employees should endeavor to protect A-Fem's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on A-Fem's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. A-Fem equipment should not be used for non-A-Fem business, though incidental personal use may be permitted.

         The obligation of employees to protect A-Fem assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate A-Fem policy; it could also be illegal and result in civil or even criminal penalties.

11.  PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. The Act also applies to the making of improper payments to obtain business from commercial customers in the United States.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate A-Fem policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our legal counsel can provide guidance to you in this area.

12.  WAIVERS OF THESE ETHICAL GUIDELINES

            Any waiver of these Guidelines for executive officers or directors may be made only by the Board of Directors or a Board committee and may be promptly disclosed as required by law.

13.  REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

            Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of A-Fem not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate fully in internal investigations of misconduct.

            Any employee may submit a good faith concern regarding questionable accounting, internal accounting controls or auditing matters or other matters in confidence and without fear of dismissal or retaliation of any kind to Walter Witoshkin, who is a director. He may be reached as follows: 321 Norristown Road, Suite 230, Ambler, PA 19002. You may also submit such a concern to our legal counsel, Kenneth Williams, Esquire, Black Helterline, LLP, 1900 Fox Tower, 805 SW Broadway, Portland, OR 97205-3359, (503) 224-5560.


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14.  COMPLIANCE PROCEDURES

            We must all work to ensure prompt and consistent action against violations of these Guidelines. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

o Make sure you have all the facts in order to reach the right solutions; we must be as fully informed as possible.

o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

o Seek help from other A-Fem resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or with a human resources officer.

o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. You may go outside of A-Fem as described in Section 13 above. A-Fem does not permit retaliation of any kind against employees for good faith reports of illegal or unethical behavior.

o Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

15.  SPECIAL POLICIES WITH RESPECT TO CERTAIN OFFICERS

            The Chief Executive Officer ("CEO") and all senior financial officers, including the Chief Financial Officer ("CFO") and principal accounting officer, are bound by all of the provisions set forth above, including those relating to ethical conduct, conflicts of interest and compliance with law. In addition, the CEO, CFO and other senior financial officers are subject to the following additional specific policies:

         1. The CEO, CFO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by A-Fem with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO, CFO and each senior financial officer promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by A-Fem in its public filings or otherwise assist the Board, in fulfilling its responsibilities.


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         2. The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Board, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect A-Fem's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in A-Fem's financial reporting, disclosures or internal controls.

         3. The CEO, CFO and each senior financial officer shall promptly bring to the attention of our legal counsel, or the CEO, any information he or she may have concerning any violation of these Guidelines, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in A-Fem's financial reporting, disclosures or internal controls.

         4. The CEO, CFO and each senior financial officer shall promptly bring to the attention of A-Fem's legal counsel or the CEO, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to A-Fem and the operation of its business, by A-Fem or any agent thereof, or of violation of these Guidelines or of these additional special policies and procedures.

         5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of these Guidelines or these additional special procedures by the CEO, CFO and A-Fem's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these Guidelines and to these additional special procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.




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